EXHIBIT 16.1

Sweeney, Gates & Co.

Certi1ed Public Accountants and Consultants

March 28, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D. C. 20549

Re: File No. 3530

      GelTech Solutions, Inc.

Ladies and Gentlemen:

We have read the statements that we understand GelTech Solutions, Inc. will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Sweeney, Gates & Co.

Sweeney, Gates & Co.

Coral Ridge Financial Center

2419 East Commercial Blvd., Suite 302, Fort Lauderdale, FL 33308

Telephone (954) 202-9902   Facsimile (954) 202-9903